UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2017 (August 30, 2017)

BALTIA AIR LINES, INC.
(Exact name of registrant as specified in its charter)

New York	001-14519	11-2989648
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Hangar G 169 NY-17K, Suite U-14 Newburgh, NY	12550
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:     (845) 787-4670

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 1.01 Entry into a Material Definitive Agreement

On August 30, 2017, Baltia Air Lines, Inc. dba USGlobal Airways (the “Company”) entered into a stock purchase agreement (the “Agreement”) with AerLine Holdings Inc. (“AerLine”) for the purchase of all of the issued and outstanding shares of capital stock of Songbird Airways, Inc. (“Songbird”), a wholly owned subsidiary of AerLine, for an aggregate purchase price of $6,500,000 (the “Acquisition”) to be paid in cash, plus any amounts related to certain pre-paid assets of Songbird. The Acquisition is scheduled to close on October 15, 2017 (the “Scheduled Closing Date”), but in no event later than October 31, 2017, and the Company is required to present proof of sufficiency of funds to AerLine fifteen days prior to such Scheduled Closing Date. The Company previously made a good-faith deposit of $1,000,000 with a third party escrow agent, which funds were released to AerLine on September 1, 2017.

Pursuant to the terms of the Agreement, until the closing of the Acquisition or until the Agreement is terminated, AerLine covenants to (i) use its reasonable best efforts to preserve the assets of Songbird in all material respects and (ii) not cause Songbird to sell, lease, transfer or otherwise dispose of any assets or permit such assets to become subject to any lien, or make or rescind any material election relating to taxes or settle any material claim, action suit or proceeding with respect thereto, or enter into any material agreement without prior written consent of the Company.

Pursuant to the terms of the Agreement, prior to the date of the closing, the Company shall also enter into an aircraft lease agreement (the “Lease Agreement”) with AerSale 25417 LLC (“AerSale”) for the lease of one B737-400 aircraft. Prior to the closing of the Acquisition, the Company shall pay to AerSale the cost of the inspection of the aircraft.

Upon the closing of the Acquisition, the Company shall have the right, but not the obligation, to offer employment to any or all current or former employees of Songbird. In addition, the Company will thereafter be responsible for the continued regulatory approvals necessary to operate Songbird, including the air carrier certificate issued by the Federal Aviation Administration and the certificate of public convenience and necessity issued by the Department of Transportation to conduct interstate and foreign charter air transportation.

The Agreement may be terminated by each of the Company and AerSale at any time prior to the closing if any judgment, order, injunction writ, ruling, verdict, decree, stipulation or award of any governmental authority restrains, prohibits or enjoins either the Company or AerSale from consummation the transaction. In addition, after October 31, 2017, in the event that the closing has not yet occurred due to a material breach by either of AerLine or the Company of any of their representations, warranties, covenants, obligations or agreements made in the Agreement, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within 15 days after written notice thereof, then the other party may terminate the Agreement. In the event that the Company terminates the Agreement pursuant to such terms, AerSale shall return to the Company any and all amounts of the purchase price paid by the Company to AerSale, minus any fees due to the escrow agent.

Each of the parties will bear its own costs and expenses incurred or to be incurred in connection with the execution and consummation of the Acquisition documents.

There can be no assurances that the Company will consummate this purchase at all or on the terms discussed in the Agreement.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 hereto.

Item 9.01.            Exhibits

10.1	Stock Purchase Agreement by and between Baltia Air Lines, Inc. dba USGlobal Airways and AerLine Holdings Inc., dated as of August 30, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Baltia Air Lines, Inc.

Date: September 1, 2017	By:	/s/ Anthony D. Koulouris
Anthony D. Koulouris
President